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                                              Filed Pursuant to Rule 424(b)(3)
                                              Registration File No.: 333-73405







PROSPECTUS DATED MARCH 12, 1999                     PRICING SUPPLEMENT NO. 8  TO
PROSPECTUS SUPPLEMENT                       REGISTRATION STATEMENT NO. 333-73405
DATED APRIL 15, 1999                                               JUNE 28, 1999
                                                                  RULE 424(b)(3)

                       DONALDSON, LUFKIN & JENRETTE, INC.
                                MEDIUM-TERM NOTES
                   Due Nine Months or More from Date of Issue


The Medium-Term Notes, as further described below and in the Prospectus Supplement under Description Notes, will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.


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

Principal Amount:                   $ 35,000,000               Optional Conversion:              N / A

Price To Public:                    100.00%                    Notice Date:                      N / A
Underwriting Discount:                0.200 %
Proceeds To Issuer:                 99.80 %                    Conversion Date:                  N / A

Settlement Date                     July 1, 1999               Interest Rate:                    N / A
(Original Issue Date):

Specified Currency:                 US Dollars                 Day Count:                        N / A

Authorized Denomination:            $1,000                     Interest Payment Dates:           N / A

Maturity Date:                      Jan 2, 2001                First Payment:                    N / A

Interest Rate:                      3 month USD Libor +        Optional Repayment Date:          Non-Call / Life
                                    25 basis points
     First Coupon:                  TBA
     Last Coupon:                   N/A                        Initial Redemption Date:          N / A

Day Count:                          Act/360                    Initial Redemption                N / A
                                                               Percentage:

Interest Payment Dates:             Quarterly, 1st day of      Annual Redemption                 N / A
                                    Jan, Apr,Jul, Oct.         Percentage Reduction:

Interest Determination Date:        2 business days prior      Book Entry Note or                B / E
                                    to the Interest Payment    Certificated Note:
                                    Dates

First Payment:                      October 1, 1999            Total Amount of OID:              N / A

                                                               CUSIP:                            25766CBC7
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Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION